Exhibit 5.1

REINHART BOERNER VAN DEUREN s.c.
1000 North Water Street
Milwaukee, WI  53202

December 11, 2008

RC2 Corporation
1111 West 22nd Street
Suite 320
Oak Brook, IL 60523

Ladies and Gentlemen:	Re:	Registration Statement on Form S-3

We have acted as counsel for RC2 Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission on December 10, 2008 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed public offering of up to $100,000,000 in aggregate amount of shares of its Common Stock, par value $0.01 per share (the "Common Stock"), which Common Stock may be sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement (the "Prospectus"), and as to be set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement").

In arriving at the opinion expressed below, we have assumed that the issuance, sale, amount and terms of the Common Stock to be offered from time to time will be duly authorized and determined by proper action of the Board of Directors of the Company consistent with the procedures and terms described in the Registration Statement (each, a "Board Action") and in accordance with the Company's certificate of incorporation (as amended and/or restated) and applicable Delaware law.  In addition, we have examined and relied, to the extent we deemed proper, on certificates of officers of the Company as to factual matters, and on originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate.  In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the genuineness of all signatures on documents reviewed by us.

            Based upon the foregoing, and upon such further examination as we have deemed relevant and necessary, we are of the opinion that when the Registration Statement has become effective under the Securities Act, upon due authorization by Board Action of an issuance of Common Stock, and upon issuance and delivery of the Common Stock against payment of valid consideration therefore in accordance with the terms of such Board Action and any applicable underwriting or purchase agreement, and as contemplated by the Registration Statement, the Prospectus and/or the applicable Prospectus Supplement, such shares of Common Stock will be duly and validly issued, fully-paid and nonassessable.

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than United States federal law, the General Corporation Law of the State of Delaware (the "DGCL"), and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions interpreting the DGCL and such provisions of the Delaware Constitution.

We hereby consent to the use of our name beneath the caption "Legal Matters" in the prospectus forming part of the Registration Statement and to the filing of a copy of this opinion as an exhibit thereto.  In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours very truly,

REINHART BOERNER VAN DEUREN s.c.

BY          /s/ James M. Bedore
James M. Bedore